AT&T Completes Time Warner Acquisition;
Agrees to Acquire AppNexus;
Reports Second-Quarter Results

Consolidated results include 16 days
of Time Warner results for the second quarter
•	Diluted EPS of $0.81 as reported compared to $0.63 in the year-ago quarter
•	Adjusted EPS of $0.91 compared to $0.79 in the year-ago quarter
•	Consolidated revenues of $39.0 billion
•	Cash from operations of $10.2 billion, up 17.5%
•	Capital expenditures of $5.1 billion
•	Free cash flow of $5.1 billion, up 46.4%

Company Updates 2018 Guidance 1
•	Raising adjusted EPS to high end of $3.50 range
•	Raising free cash flow to high end of $21 billion range (inclusive of all deal and integration costs)
•	Capital Investment of approximately $25 billion; $22 billion net of expected FirstNet reimbursements and vendor financing

Note: AT&T's second-quarter earnings conference call will be webcast at 4:30 p.m. ET on Tuesday, July 24, 2018. The webcast and related materials will be available on AT&T's Investor Relations website at https://investors.att.com.

DALLAS, July 24, 2018 — "It was an exciting quarter for AT&T as we completed the acquisition of Time Warner on June 14 and created a modern media company built around premium content, 170 million direct-to-customer relationships, advertising technology and high-speed networks," said Randall Stephenson, AT&T chairman and CEO.2

"Time Warner joins us coming off an impressive second-quarter. Turner turned in solid subscription and advertising revenue growth, Warner Bros. is in high gear with a record number of series in production, and HBO delivered strong subscriber revenue growth.

"Since we closed the Time Warner deal, we've also announced an agreement to acquire ad-tech leader AppNexus, which will be an important step to strengthen our leadership in advanced TV advertising.
"Our goal is to reshape the way media and entertainment work for consumers, and you will see us continue to do exactly that."
AT&T Inc. (NYSE:T) reported solid wireless results in the second quarter, including postpaid phone gains, continued strong prepaid phone growth and stable postpaid churn. On a GAAP basis, service revenue declined; however, on a comparable basis service revenue grew. Including the acquisition of Time Warner in mid-June, AT&T reported consolidated revenue growth on a comparable basis, which offset pressure from its entertainment and business segments, and strong earnings and free cash flow growth.

•	Strong subscriber gains:
o	3.8 million total wireless net adds
▪	3.1 million in U.S., driven by connected devices and prepaid
▪	756,000 in Mexico
o	219,000 total video net adds (U.S. and Latin America)
•	U.S. wireless results:
o	Service revenue growth on a comparable basis
o	46,000 postpaid phone net adds with continued strong year-over-year improvement
o	Continued prepaid growth with 356,000 phone net adds
o	Nearly 400,000 branded smartphones added to base
o	Second-quarter postpaid phone churn of 0.82%
•	Entertainment Group results:
o	342,000 DIRECTV NOW net adds to reach more than 1.8 million subscribers
o	80,000 total video net adds; total video customer base stable with DIRECTV NOW; AT&T WatchTV launched
o	76,000 IP broadband net adds; 23,000 total broadband net adds; more than 9 million customer locations passed with fiber
o	AdWorks continues double-digit revenue growth
•	Time Warner acquisition closed on June 14; full second-quarter results include:
o	HBO and Turner year-over-year subscription revenue growth
o	Turner ad revenues up 3%
o	Record number of series in production at Warner Bros.
o	166 Primetime Emmy Awards nominations

Consolidated Financial Results
AT&T adopted new U.S. accounting standards as required that deal with revenue recognition (ASC 606), post-employment benefit costs and certain cash receipts on installment receivables. These changes impact the company's income statements and cash flows. With the adoption of ASC 606, the company made a policy decision to record Universal Service Fees (USF) and other regulatory fees on a net basis. The company is providing comparable results in addition to GAAP to help investors better understand the impact on financials from ASC 606 and the policy decision. Historical income statements and cash flows have been recast to show only the impact of the adoption of the other two accounting standards.

The company's consolidated results include 16 days of Time Warner results for the second quarter. Time Warner's total second-quarter results on a historical basis are located on AT&T's Investor Relations website. Pro forma schedules are expected to be filed in August.

AT&T's consolidated revenues for the second quarter totaled $39.0 billion versus $39.8 billion in the year-ago quarter, primarily due to the impact of ASC 606 which included netting of approximately $900 million of USF with operating expenses.  On a comparative basis, declines in domestic video and legacy wireline services were offset by adding approximately $1.1 billion from Time Warner net of eliminations and growth in wireless, strategic business services and advertising. On a comparative basis, revenues were $39.9 billion, an increase of 0.2% primarily due to the second-quarter close of the Time Warner acquisition.

Operating expenses were $32.5 billion versus $33.3 billion, primarily due to the netting of USF and other regulatory fee revenues and the deferral of commissions under ASC 606. Excluding those impacts, operating expenses were $34.0 billion, an increase of about $700 million due to inclusion of Time Warner results, content cost pressure and higher wireless equipment costs partially offset by cost efficiencies.

Versus results from the second quarter of 2017, operating income was $6.5 billion, stable versus the year-ago quarter; and operating income margin was 16.6% versus 16.4%. On a comparative basis, operating income was $5.9 billion and operating income margin was 14.8%. When adjusting for a non-cash actuarial gain on benefit plans, amortization, merger- and integration-related expenses and other items, operating income was $8.2 billion, or $7.7 billion on a comparative basis, versus $8.1 billion in the year-ago quarter and operating income margin was 21.1%, or 19.2% on a comparative basis, versus 20.3% in the year-ago quarter.

Second-quarter net income attributable to AT&T was $5.1 billion, or $0.81 per diluted share, versus $3.9 billion, or $0.63 per diluted share, in the year-ago quarter. Adjusting for a $0.21 non-cash actuarial gain on benefit plans and $0.31 of costs for amortization, merger- and integration-related expenses and other items, earnings per diluted share was $0.91 compared to an adjusted $0.79 in the year-ago quarter, a 15.2% increase.

Cash from operating activities was $10.2 billion, and capital expenditures were $5.1 billion. Capital investment included about $275 million in FirstNet capital costs and reflects about $300 million in FirstNet reimbursements. Free cash flow — cash from operating activities minus capital expenditures — was $5.1 billion for the quarter.

2018 Outlook1
AT&T expects in 2018:
•	Raising adjusted EPS to high end of the $3.50 range
•	Raising free cash flow to high end of the $21 billion range; inclusive of all deal and integration costs
•	Capital Investment of approximately $25 billion; $22 billion net of expected FirstNet reimbursements and vendor financing

1 Adjustments include a non-cash mark-to-market benefit plan gain/loss, merger-related interest expense, merger integration and amortization costs and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be the largest of these items. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted EPS and reported diluted EPS without unreasonable effort.

2 Represents cumulative video-capable D2C relationships across the following services: Postpaid, prepaid and reseller wireless; US and LatAm pay-TV, including DIRECTV NOW; Mexico wireless; and US consumer broadband.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia's HBO, Turner and Warner Bros. divisions are world leaders in creating premium content, operate the world's largest TV and film studio, and own a world-class library of entertainment. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves more than 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T International provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. AT&T ad and analytics provides marketers with innovative, targeted, data-driven advertising solutions around premium video content.
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2018 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.
For more information, contact:
Name: Erin McGrath
AT&T Corporate Communications
Phone: 214-862-0651
Email: Erin.McGrath@att.com